Exhibit 99.1

For Immediate Release

NEORX REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Management to Hold Conference Call at 4:30 p.m. ET (1:30 p.m. Pacific) Today

Seattle, (November 4, 2004) — NeoRx Corporation (NASDAQ: NERX) today reported results for the quarter ended September 30, 2004.

For the third quarter of 2004, NeoRx reported a net loss of $4.6 million ($0.15 diluted loss per share on a loss applicable to common shares of $4.7 million) compared to a net loss of $3.1 million ($0.12 diluted loss per share on loss applicable to common shares of $3.2 million) for the third quarter of 2003.  Net loss for the nine months ended September 30, 2004 was $14.1 million ($0.48 diluted loss per share on a loss applicable to common shares of $14.5 million) compared to a net loss of $1.9 million ($0.08 diluted loss per share on a loss applicable to common shares of $2.3 million) for the nine months ended September 30, 2003.  The nine month period in 2003 includes income of $10.0 million from licensing certain non-core intellectual property.

Revenue for the third quarter of 2004 was $5,000 compared to $225,000 for the third quarter of 2003.  Revenue for the nine months ended September 30, 2004 was $1.0 million compared to $10.5 million for the nine months ended September 30, 2003.  Revenue for the first nine months of 2004 consisted primarily of milestone payments from Boston Scientific Corporation.  Revenue for the third quarter of 2003 consisted of revenue from a facilities lease, while revenue for the first nine months of 2003 consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain non-core intellectual property and revenue from a facilities lease.

Total operating expenses for the third quarter of 2004 increased to $4.6 million, from $3.2 million for the third quarter of 2003, and increased to $15.2 million for the nine months ended September 30, 2004, from $12.1 million for the same period in 2003.

Research and development expenses increased to $3.1 million for the third quarter of 2004, from $2.0 million for the third quarter of 2003.  The increase in R&D expenses for the third quarter of 2004 resulted from increased costs related to the STRTM Phase III trial.  Research and development expenses for the nine months ended September 30, 2004 increased to $10.0 million, from $7.4 million for the same period in 2003 due to the same activities.

General and administrative expenses increased to $1.5 million for the third quarter of 2004, compared to $1.1 million for the third quarter of 2003, and increased to $5.2 million for the nine months ended September 30, 2004, from $4.7 million for the same period in 2003.  The increase in G&A costs for the quarter and nine months ended September 30, 2004 was due primarily to increased personnel related costs.

Cash and investment securities as of September 30, 2004 were $22.1 million, compared to $27.5 million at December 31, 2003.

“The recent months have been a significant period for NeoRx as we’ve expanded the reach of our product portfolio with protocols under FDA review for our next generation platinum compound, NX 473, in small cell lung cancer and STR in breast cancer. Additionally, we have strengthened our executive management team and board of directors,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.

Third Quarter 2004 and Other Recent Highlights:

•                  Announced the filing of an investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) for a Phase II clinical study of STR™ (Skeletal Targeted Radiotherapy) in patients with metastatic breast cancer.

•                  Appointed Susan D. Berland, formerly of Monsanto Company and DNA Sciences Inc., as chief financial officer of NeoRx.  Berland brings 25 years of corporate financial experience. Caroline M. Loewy, formerly of Morgan Stanley Inc. and Prudential Securities, Inc, also joined NeoRx in a consulting capacity as vice president of strategic development.

•                  Appointed Alan B. Glassberg, M.D., associate director of clinical care at the University of California San Francisco (UCSF) Comprehensive Cancer Center and member of the board of directors for Biogen Idec, Inc., to the Company’s board of directors. Glassberg brings more than 35 years experience in oncology-related clinical practice and oversight to NeoRx.

•                  Announced the filing of an IND application with the FDA for a Phase II trial of NX 473, the Company’s next generation platinum product candidate, in patients with small cell lung cancer.  The NX 473 platinum-based compound was developed to improve on the efficacy and safety of existing platinum compounds.

Conference Call

Management will host a conference call beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Thursday, November 4 to discuss the results, review recent corporate highlights and answer questions.

To participate in the live call by telephone, please dial (888) 803-8271 from the U.S., and for international callers, please dial (706) 634-2467.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 1822542.

The live conference call will also be available via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company’s product pipeline includes STRTM (Skeletal Targeted Radiotherapy), currently in a pivotal phase III clinical trial for patients with multiple myeloma, and NX 473, a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the availability of financing sources for the development of NeoRx’s product candidates, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

Visit NeoRx at www.neorx.com.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Susan Berland, CFO	Jody Cain (jcain@lhai.com)
(206) 281-7001	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

(Tables to follow)

NeoRx Corporation

Selected Unauditied Financial Information

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

REVENUES	$5	$225	$1,013	$10,531
OPERATING EXPENSES:
Research and development	3,118	2,037	10,009	7,376
General and administrative	1,492	1,142	5,173	4,742
Total operating expenses	4,610	3,179	15,182	12,118

Loss from operations	(4,605)	(2,954)	(14,169)	(1,587)
Other income (expense), net	24	(169)	76	(135)
Net loss before cumulative effect of change in accounting principle	(4,581)	(3,123)	(14,093)	(1,722)

Cumulative effect of change in accounting principle	—	—	—	(190)
Net loss	(4,581)	(3,123)	(14,093)	(1,912)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(4,706)	$(3,248)	$(14,468)	$(2,287)

Loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.15)	$(0.12)	$(0.48)	$(0.07)
Cumulative effect of change in accounting principle	—	—	—	(0.01)
Basic and diluted loss applicable to common shares	$(0.15)	$(0.12)	$(0.48)	$(0.08)

Shares used in calculation of loss per share:
Basic and diluted	30,419	27,355	29,901	27,062

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
ASSETS:
Cash and investment securities	$22,096	$27,501
Facilities and equipment, net	7,263	7,471
Licensed products	1,917	—
Other assets, net	503	719
Total assets	$31,779	$35,691

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$1,925	$2,089
Long-term liabilities	4,004	4,112
Shareholders’ equity	25,850	29,490
Total liabilities and shareholders’ equity	$31,779	$35,691

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